July 22, 2014

VIA EDGAR

Pamela Long
Assistant Director
Securities and Exchange Commission
100 F. Street, N.E.
Washington, D.C. 20549-3628

Attention:              Asia Timmons-Pierce, Staff Attorney
Erin Jaskot, Staff Attorney

Re:          GlyEco, Inc.
Registration Statement on Form S-1 (the “Registration Statement”)
Filed June 30, 2014
File No. 333-197120

Dear Ms. Long:

GlyEco, Inc. (the “Company”) is in receipt of the comments of the staff of the Securities and Exchange Commission (the “Commission”) as communicated to us by letter dated July 10, 2014, with respect to the above-referenced Registration Statement on Form S-1 filed with the Commission on June 30, 2014.

We plan to file an amendment to the Registration Statement as Amendment No. 1 to Form S-1 upon providing updated financial statements and related disclosures via our Form 10-Q filing for the quarterly period ended June 30, 2014.

Sincerely,

GLYECO, INC.

By:         /s/ John Lorenz
Name:    John Lorenz
Title:      Chief Executive Officer, President, and Chairman

cc:           Matthew M. Holman, Squire Patton Boggs (US) LLP (via e-mail)
Jaime R. Daddona, Squire Patton Boggs (US) LLP (via e-mail)